Exhibit (d)(4)(g)
PACIFIC LIFE FUNDS
AMENDMENT TO THE FUND MANAGEMENT AGREEMENT
          The Portfolio Management Agreement (the “Agreement”) first made the 3rd day of April, 2002 and amended the 22nd day of July, 2004, and the 17th day of May, 2006, by and among Pacific Life Fund Advisors LLC (the “Investment Adviser”), a Delaware limited liability company, Janus Capital Management LLC (“Portfolio Manager”), a Delaware limited liability company, and Pacific Life Funds, a Delaware business trust (“Pacific Life Funds”), is hereby amended to add the provisions set forth below (the “Amendment”), which is made this 15th day of November, 2010. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.
          In consideration of the renewal of the premises, the promises, and the mutual covenants contained in the Agreement and the good and fair consideration, the receipt and sufficiency of which are hereby acknowledged, the Fund, Adviser, and Portfolio Manager hereby agree that the Agreement is amended and supplemented as follows:
1.	Section 2 (a), Portfolio Manager Duties, is hereby deleted in its entirety and replaced with the following:

“Subject to the supervision of the Pacific Life Funds’ Board of Trustees (the “Board”) and the Investment Adviser, the Portfolio Manager will provide a continuous investment program for the Portfolio and determine the composition of the assets of the Portfolio. The Portfolio Manager will provide investment research and analysis, which may include computerized investment methodology, and will conduct a continuous program of evaluation, investment, purchases and/or sales, and reinvestment of the Portfolio’s assets by determining the securities, cash and other investments, including, but not limited to, futures, options contracts, swaps and other derivative instruments, if any and to the extent permitted in the Portfolio’s registration statement, that shall be purchased, entered into, retained, sold, closed, or exchanged for the Portfolio, when these transactions should be executed, and what portion of the assets of the Portfolio should be held in the various securities and other investments in which it may invest, and the Portfolio Manager is hereby authorized to execute and perform such services on behalf of the Portfolio. To the extent permitted by the written investment policies of the Portfolio, the Portfolio Manager shall make decisions for the Portfolio as to foreign currency matters and make determinations as to the retention or disposition of foreign currencies or securities or other instruments denominated in foreign currencies, or derivative instruments based upon foreign currencies, including forward foreign currency contracts and options and futures on foreign currencies and shall execute and perform the same on behalf of the Portfolio. The Portfolio Manager is authorized to and shall exercise tender offers, exchange offers and vote proxies on behalf of the Portfolio, each as the Portfolio Manager determines is in the best interest of the Portfolio in accordance with the Portfolio Manager’s proxy voting policy. The Portfolio Manager is authorized as agent, on behalf of the Portfolio, to open and maintain brokerage or other trading accounts and to enter into portfolio, brokerage, futures, and other trading account agreements, International Swap and Derivatives Association, Inc. master agreements, execute any documentation related to such accounts or agreements, and to take other necessary or appropriate actions related thereto, in accordance with Fund procedures.”

2.	In all other respects, the Agreement is hereby confirmed and remains in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year provided above for the Amendment.

PACIFIC LIFE FUNDS

By:	/s/ Mary Ann Brown

Name:	Mary Ann Brown
Title:	Chief Executive Officer

By:	/s/ Audrey L. Milfs

Name:	Audrey Milfs
Title:	Vice President & Secretary

PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ James T. Morris

Name:	James T. Morris
Title:	President & Chief Executive Officer

By:	/s/ Audrey L. Milfs

Name:	Audrey Milfs
Title:	Vice President & Secretary

JANUS CAPITAL MANAGEMENT LLC

By:	/s/ Russell P. Shipman

Name:	Russell P. Shipman
Title:	Senior Vice President